EXHIBIT 99.1

G1 Therapeutics Announces Chief Executive Officer Succession Plan

- Mark Velleca, M.D., Ph.D., G1’s first Chief Executive Officer, to serve as senior advisor and remain member of the G1 Board of Directors

- Jack Bailey to succeed Dr. Velleca as Chief Executive Officer effective January 1, 2021

RESEARCH TRIANGLE PARK, N.C., September 30, 2020 – G1 Therapeutics, Inc. (Nasdaq: GTHX), a company whose mission is to deliver innovative therapies that improve the lives of people with cancer, today announced that effective January 1, 2021, Mark Velleca, M.D. Ph.D., will transition to the role of senior advisor and continue to serve as a member of the G1 Board of Directors. John (“Jack”) Bailey, a member of the company’s board, has been named as G1’s next Chief Executive Officer.

Mr. Bailey has nearly thirty years of commercial pharmaceutical experience and an in-depth understanding of healthcare market dynamics and the evolution of value-based healthcare systems in the U.S. He has extensive experience successfully guiding the launch and growth of multiple pharmaceutical products. Most recently, Mr. Bailey served as President of GlaxoSmithKline’s pharmaceuticals and vaccines business in the U.S., with responsibility for commercialization efforts across the company’s oncology, immunology/rare disease, respiratory and vaccines portfolios. Earlier in his career, he held various senior leadership positions at Eli Lilly and Company. Mr. Bailey was appointed to the G1 Board of Directors in March 2020. He also serves on the board of Emergo Therapeutics and is a past member of the Board of Directors of PhRMA, the pharmaceutical industry trade association, and the North Carolina Biotechnology Center.

Dr. Velleca has served as G1’s chief executive officer since 2014, joining after its Series A round of venture financing. During this time, he has overseen the successful growth and evolution of G1 from a discovery organization to a fully integrated biopharmaceutical company anticipating the commercialization of its lead investigational therapy, trilaciclib, in early 2021.

“Since moving trilaciclib from the lab into clinical trials in 2014, up through FDA’s granting of Breakthrough Therapy Designation in 2019 and Priority Review of our NDA in 2020, G1 has demonstrated the ability to successfully advance innovative products that benefit patients with cancer. The board and I believe this moment is the right time to institute a leadership transition. Having worked closely with Jack on the board, I am confident he is the right person to lead this remarkable organization into and through its next chapter,” said Dr. Velleca. “It has been incredibly rewarding to work alongside this highly talented group of committed professionals for the past six years, and I look forward to continuing my engagement with the company as a board member and senior advisor. I am certain that Jack, together with the leadership team and entire company, will deliver on our vision of improving cancer care and building a successful commercial enterprise.”

Garry Nicholson, chairman of the G1 Board of Directors, said, “Jack has a deep understanding of the business through his tenure on the G1 board, and his appointment as CEO is the result of a thorough succession planning process. He brings extensive global leadership experience, a proven track record and tremendous knowledge of our industry. I am confident that under Jack’s stewardship, the company will continue to thrive and become a profitable commercial entity. On behalf of the entire board, I want to thank Mark for his extraordinary leadership and his unwavering commitment to patients. G1 will continue to benefit from Mark’s scientific and clinical expertise as an advisor and director.”

“G1 is well positioned to make meaningful contributions to advancing the standard of care in oncology, and I am honored to succeed Mark as CEO,” said Mr. Bailey. “Mark and the G1 team have built a patient-focused culture that emphasizes collaboration, respect and integrity. Together with the leadership team and all G1 employees, I look forward to building on this strong foundation to bring trilaciclib to patients battling a range of cancers. Most importantly, I share my new colleagues’ passion for delivering better treatment options to these patients.”

About G1 Therapeutics

G1 Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and delivery of next generation therapies that improve the lives of those affected by cancer. The company is developing and advancing two novel therapies: trilaciclib is a first-in-class therapy designed to improve outcomes for patients being treated with chemotherapy; rintodestrant is a potential best-in-class oral selective estrogen receptor degrader (SERD) for the treatment of ER+ breast cancer. In 2020, the company out-licensed global development and commercialization rights to its differentiated oral CDK4/6 inhibitor, lerociclib.

G1 Therapeutics is based in Research Triangle Park, N.C. For additional information, please visit www.g1therapeutics.com and follow us on Twitter @G1Therapeutics.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, those relating to the therapeutic potential of trilaciclib, rintodestrant and lerociclib, the timing of marketing applications in the U.S. for trilaciclib in SCLC, trilaciclib’s possibility to improve patient outcomes across multiple indications, rintodestrant’s potential to be best-in-class oral SERD, lerociclib’s differentiated safety and tolerability profile over other marketed CDK4/6 inhibitors, and the impact of pandemics such as COVID-19 (coronavirus), are based on the company’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause the company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in the company’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein and include, but are not limited to, the company’s ability to complete clinical trials for, obtain approvals for and commercialize any of its product candidates; the company’s initial success in ongoing clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials; the inherent uncertainties associated with developing new products or technologies and operating as a development-stage company; and market conditions. Except as required by law, the company assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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Contact:

Jeff Macdonald

Senior Director, Investor Relations & Corporate Communications

919-907-1944

jmacdonald@g1therapeutics.com